UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 28, 2012, Alimera Sciences, Inc. (“Alimera U.S.”) entered into a Master Services Agreement (the “Agreement”) with Quintiles Commercial Europe Limited. Under the Agreement, Quintiles Commercial Europe Limited and its affiliates (collectively, “Quintiles Commercial”) will provide certain services to Alimera U.S. and its affiliates (collectively, “Alimera”) in relation to the commercialization of ILUVIEN®, Alimera’s product for the treatment of chronic diabetic macular edema considered insufficiently responsive to available therapies, in certain countries in Europe. Such services may include marketing, brand management, sales promotion and detailing, market access, pricing and reimbursement support, regulatory, medical science liaison and communications and/or other advisory services. Pursuant to the Agreement, Quintiles Commercial and Alimera will mutually agree upon the details of the services to be provided (such as the type, scope, fees, payment terms, and schedule) in individual written project orders (each, a “Project Order”).

The Agreement expires on August 6, 2017. However, if any Project Order remains in effect upon the expiration of the Agreement, the Agreement will continue in effect solely as it applies to such Project Order until the termination or expiration of such Project Order. Each party may terminate the Agreement (and all active Project Orders) for an uncured material breach of the Agreement by the other party or upon bankruptcy or insolvency of the other party.

On November 28, 2012, Alimera U.S. and Quintiles Commercial Germany GmbH (“Quintiles Commercial Germany”) entered into the first Project Order under the Agreement with respect to the provision of services related to the recruitment, employment, deployment and administration of a commercialization team in Germany (the “German Project Order”). The term of the German Project Order expires on December 31, 2015. Alimera U.S. and Quintiles Commercial Europe Limited expect to enter into substantially similar Project Orders regarding the provision of similar services in the United Kingdom and France. Quintiles Commercial began interviewing and hiring personnel in Germany, the United Kingdom and France in September in anticipation of the execution of project orders in Germany, the United Kingdom and France.

Pursuant to the Project Orders, Alimera U.S. will pay Quintiles Commercial an amount that covers (i) certain of Quintiles Commercial’s costs in providing such services (e.g., costs associated with salaries, bonuses, vehicles, insurance and other benefits, equipment, recruitment, and management and administration) and (ii) a mutually agreed upon margin on the total of such costs. Alimera U.S. will also reimburse Quintiles Commercial for certain pass-through expenses (e.g., travel-related expenses).

Alimera U.S. will have the right to terminate a Project Order on written notice to Quintiles Commercial in the event of certain standard termination events relating to the marketing of ILUVIEN® in the applicable jurisdiction, and each party may terminate a Project Order for an uncured material breach of the Project Order by the other party, in each case, subject to the payment of certain wind down costs by Alimera U.S.

A copy of the Agreement and the form of Project Order will be filed as an exhibit to Alimera U.S.’s annual report on Form 10-K for the year ending December 31, 2012. The foregoing description of the Agreement and the form of Project Order is qualified in its entirety by reference to the full text of such exhibits.

Item 8.01. Other Events.

On December 4, 2012, the Company issued a press release announcing the signing of the Agreement and the German Project Order which is filed as Exhibit 99.1 to this Current Report on Form 8-K. The information in Item 8.01 of this Current Report on Form 8-K and the press release furnished as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Alimera Sciences, Inc. dated December 4, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr
	Title:	Chief Operating Officer and Chief Financial Officer

Dated: December 4, 2012